Exhibit 2.13

               Joint Disclosure Statement Dated as of May 3, 2002

                      IN THE UNITED STATES BANKRUPTCY COURT

                       FOR THE DISTRICT OF SOUTH CAROLINA

IN RE:                                                )    CHAPTER 11
                                                      )
UCI Medical Affiliates, Inc.,                         )    Case No. 01-11687-B
                                                      )
                                    Debtor.           )
                                                      )
In re:                                                )         CHAPTER 11
)
UCI Medical Affiliates of South               )       Case No. 01-11685-B
Carolina, Inc.                                        )
                                                      )
                                     Debtor.          )
                                                      )
In re:                                                )         CHAPTER 11
                                                      )
UCI Medical Affiliates of                     )        Case No. 01-11688-B
Georgia, Inc.                                         )
                                                      )
                                      Debtor.         )
                                                      )
In re:                                                )         CHAPTER 11
                                                      )
Doctor's Care, P.A.                           )       Case No. 01-11704-B
                                                      )
                                     Debtor.          )
In re:                                                )         CHAPTER 11
                                                      )
Doctor's Care of Tennessee, P.C.              )       Case No. 01-11701-B
                                                      )
                                     Debtor.          )
In re:                                                )    CHAPTER 11
                                                      )
Doctor's Care of Georgia, PC                          )    Case No. 01-11697-B
                                                      )
                                      Debtor.         )
------------------------------------------------------



                              JOINTLY ADMINISTERED

                           JOINT DISCLOSURE STATEMENT

                       Filed by the Debtors-in-Possession
                                 on May 3, 2002

                              DISCLOSURE STATEMENT


                                Table of Contents

                                                                                        Page

I.       Introduction -------------------------------------------------------------------        3

II.      Financial Data, Property and History of
             the Debtor --------------------------------------------------------------------     4

III.     Summary of Proposed Plan ---------------------------------------------------   21

IV.      Liquidation Analysis  ----------------------------------------------------------        21

A.         Classification of Creditors and Parties in Interest and the Treatment
           of Each Class of Creditors and Parties in Interest Dealt with by the Plan    24

V.       Feasibility of Proposed Plan --------------------------------------------------         30

VI.      Conclusion ----------------------------------------------------------------------       30


                              DISCLOSURE STATEMENT

                             ARTICLE I. INTRODUCTION

           UCI Medical Affiliates, Inc.; UCI Medical Affiliates of South Carolina, Inc.; UCI Medical Affiliates of Georgia, Inc.; Doctor's Care P.A., Doctor's Care of Tennessee, P.C.; and Doctor's Care of Georgia, P.C., are the Debtors-in-possession (collectively the "Debtors" or "Company"), in the above-captioned case (the "Chapter 11 case"), and provide this Disclosure Statement (the "Disclosure Statement") to all of their known creditors pursuant to ss.1125 of the United States Bankruptcy Code (11 U.S.C. ss.101 et seq. [the "Bankruptcy Code"]). The purpose of this Disclosure Statement is to provide such information as may be deemed material, important, and necessary for the creditors of the Debtors to make a reasonably informed decision in exercising their right to vote for the acceptance of the plans of reorganization filed by each of the 6 affiliated and related Debtors (collectively "the Plan"). The Plan was filed by the Debtors on May 3, 2002. These 6 affiliated and related entities filed their Plan on the same date. Pursuant to order entered December 6, 2001, the court authorized the joint administration, but not the substantive consolidation, of the 6 separate bankruptcy cases. Debtor is filing one disclosure statement but is filing a separate Plan for each debtor. Creditors should note, however, that each separate Plan contains in it the same analysis of claims and the treatment thereof.

EXCEPT WHERE SPECIFICALLY STATED OTHERWISE, THE DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS AND HAS BEEN PREPARED BASED ON INFORMATION AVAILABLE TO THE DEBTORS. NO REPRESENTATIONS CONCERNING THE Debtors (PARTICULARLY AS TO THE FUTURE BUSINESS OPERATIONS OR THE VALUE OF ASSETS OF THE Debtors) ARE AUTHORIZED OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

     UCI MEDICAL AFFILIATES, INC. IS A PUBLICLY TRADED CORPORATION. THE SECURITIES AND EXCHANGE COMMISSION ("SEC") HAS NOT BEEN ASKED TO APPROVE THE DISCLOSURE STATEMENT, BUT A COPY HAS BEEN SENT TO THE SEC. ---

THE INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECT TO A CERTIFIED AUDIT. ALTHOUGH GREAT EFFORT HAS BEEN MADE TO BE ACCURATE, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY.

           The Plan represents a legally binding arrangement and should be read in its entirety, as opposed to relying on the summary in this Disclosure Statement.
           Various classes under the Plan are shown as impaired. Impairment is defined to mean any change in the terms of the contracts or agreements between the Debtors and creditors, which alters the terms of the agreements between the parties.

           An Official Unsecured Creditors Committee ("OUCC") has been appointed by the Court. The OUCC has not participated in the drafting of the Disclosure Statement and Plan.
           Bankruptcy Court approval of the Disclosure Statement does not constitute approval by the Bankruptcy Court of the Plan itself.

           The Court will set a date at a later time for a hearing on the acceptance of the Plan, and at that time, all creditors and parties in interest will be asked to vote on the Plan by completing the Ballot.

           For a Plan to be confirmed, at least one impaired class must vote in favor of the Plan. A class is deemed to have voted in favor of the Plan if more than 50% of the members voting in that class cast a ballot in favor of the Plan, and at the same time, more than two-thirds (2/3) of the dollar amounts owed to creditors voting in that class also vote affirmatively in favor of the Plan. In other words, for a class to have voted in favor of the Plan, a majority of the voters and two-thirds (2/3) of the dollars of the votes owed to the class must have voted in favor of the Plan.


                                   ARTICLE II
               History, Financial Data, and Property of the Debtor

         I.       History and Description of the Operations of the Debtors

           UCI Medical Affiliates, Inc. ("UCI") is a Delaware corporation incorporated on August 25, 1982, with 9,650,515 shares of common stock currently issued. UCI operates through its wholly-owned subsidiaries, UCI Medical Affiliates of South Carolina, Inc. ("UCI-SC") and UCI Medical Affiliates of Georgia, Inc. ("UCI-GA") which provide non-medical management and administrative services for a network of 36 freestanding medical facilities in South Carolina, and Tennessee. UCI-SC was incorporated in 1984, and UCI-GA was incorporated in 1998 when services were expanded to medical facilities in Georgia and Tennessee.

                  A.       Organizational Structure

     Federal  law and the  laws of  South  Carolina  generally  specify  who may practice medicine and limit the scope of relationships between medical practitioners and other parties. Under such laws, UCI, UCI-SC and UCI-GA are prohibited from practicing medicine or exercising control over the provision of medical services. In order to comply with such laws, all medical services at the various medical centers are provided by or under the supervision of Doctor's Care, P.A., which operates in South Carolina ("Doctor's Care SC"), Doctor's Care of Tennessee, PC.("Doctor's Care TN"), and Doctor's Care of Georgia, P.C ("Doctor's Care GA"). Doctor's Care, Doctor's Care TN, and Doctor's Care GA have contracted with UCI-SC or UCI-GA which provide all non-medical direction and supervision of the centers operating in their respective state of organization.

     All physician services are offered by the physicians who are employed by Doctor's Care SC, Doctor's Care TN, and Doctor's Care GA. Neither UCI, UCI-SC nor UCI-GA employ practicing physicians as practitioners, exert control over their decisions regarding medical care, or represent to the public that it offers medical services. The non-medical management provided by UCI-SC and UCI-GA includes, among other functions, treasury and capital planning, financial reporting and accounting, pricing decisions, contracting with third party payors, and all administrative services. UCI-SC and UCI-GA provide all of the resources (systems, procedures, and staffing) to bill third party payors or patients, and provide all of the resources for cash collection and management of accounts receivable.. From the collective cash receipts, UCI-SC and UCI-GA pay all physician salaries, operating costs of the centers and operating costs of UCI-SC and UCI-GA. UCI, UCI-SC, UCI-GA, Doctor's Care SC, Doctor's Care TN, and Doctor's Care GA shall be collectively referred to as Company.

     UCI, UCI-SC, UCI-GA, Doctor's Care SC, Doctor's Care TN, and Doctor's Care GA share a common management team. The sole shareholder and President of Doctor's Care SC is M.F. McFarland, III, M.D., who is also the President and Chief Executive Officer of UCI, UCI-SC and UCI-GA. The sole shareholder of Doctor's Care TN and Doctor's Care GA is D. Michael Stout, M.D., who is also the Executive Vice President of Medical Affairs for UCI, UCI-SC, and UCI-GA.

                  B.       The Centers

     Prior to the bankruptcy filing, the various Debtors operated 52 facilities throughout South Carolina, Georgia, and Tennessee. Pre-petition, that number has been reduced to 36. A listing of the current medical centers is attached hereto as Exhibit A. The centers have approximately 550 employees. They are staffed by licensed physicians, other healthcare providers and administrative support staff which includes licensed nurses, certified medical assistants, laboratory technicians and x-ray technicians. The centers are open for extended hours and provide out-patient services only. If hospitalization or specialized treatment is necessary, referrals to appropriate specialists are made.

     The centers offer out-patient medical care, without appointment for treatment of acute and episodic medical problems. The centers provide the following range of medical services which would generally be classified as within the scope of family practice and occupational medicine:

     -- Routine care of general medical problems, including colds, flu, hypertension, asthma, pneumonia and other conditions typically treated by primary care providers;

     -- Treatment of injuries, such as simple fractures, dislocations, sprains, cuts;
     -- Minor surgery, including suturing of lacerations and removal of cysts and foreign bodies;

     -- Diagnostic tests, such as x-rays, electrocardiograms, complete blood counts, and urinalysis; and

     -- Occupation and industrial medical services, including drug testing, worker's compensation and physical examinations.

                  Management believes the cost of services provided by the centers is significantly less than a hospital emergency room. In addition, absent an emergency situation, the patient at an emergency room must often wait an extended period of time before receiving treatment, which wait time is significantly greater than at the centers.

                  The centers accept payment from a wide range of sources, with managed care billings representing the largest source of payment.

                  C.       Expansion into Georgia and Tennessee

     In 1998, while the Company was operating profitably, the Company decided to expand and acquired 11 (eleven) medical facilities in Georgia and two (2) in Tennessee. UCI-GA, Doctor's Care GA, and Doctor's Care TN were established at that time also to effectuate this expansion. While the Company expected losses during the first few years of the Georgia and Tennessee operations, the losses were more substantial than expected. The Company was unable to raise capital in public markets, in part due to the unforeseen downturn in the support for the practice management industry. As shown in the historical information on Exhibit B, during the two years of the Georgia operations, the Company suffered an overall net loss (cash basis) of $1.7 million in 1999, $2.1 million in 2000, and $1.1 million in 2001. The narrowing of the total loss in 2001 resulted from Debtors closing all medical centers located in Georgia, and one in Tennessee, in June 2001 and the implementation of certain cost savings measures such as closing its corporate office in downtown Columbia in June 2001 and successfully reducing its corporate personnel expenses significantly. The pre-petition cost saving measures, the closure of unprofitable centers, and the additional post-petition cost saving measures have returned the company to profitability.

                  D.       Events Necessitating the Bankruptcy Filing

     As set forth above, the Debtors suffered substantial losses due to the expansion into Georgia and Tennessee. In addition, for the 6 weeks following the September 11 terrorist attacks, Debtors' collections dropped substantially. Because of such financial difficulty, the Debtors became delinquent to the Internal Revenue Service ("IRS"), which filed a tax lien on the Debtors' accounts receivable, and the IRS threatened to levy those accounts. When Heller Healthcare Finance, Inc., the Debtors' factoring agent, was notified of the IRS tax lien, it threatened to cease all funding which was necessary for the continued operations of the Company. To avoid this, each separate Debtor filed a separate petition for relief under Chapter 11 of the Bankruptcy Code.

         II.      Post-Petition Events and Operations of the Debtors.

                  Since the filing of the Chapter 11 bankruptcy petition, Debtors have remained in possession of their property and have continued business operations. Debtors filed the customary first-day motions, seeking authority to use cash collateral and to pay certain pre-petition claims in order to facilitate the reorganization and prevent a disruption in operations. In addition, due to the administrative burden and cost of managing the six (6) affiliated and related bankruptcies, Debtors obtained authority to jointly administer the cases which has greatly benefited the bankruptcy estates.

                  Several creditors assert a security interest and lien on the Debtors' accounts receivable, including the Internal Revenue Service, South Carolina Department of Revenue, and Heller HealthCare Finance, Inc. ("Heller"). Pursuant to an agreement entered into in March 1998, between the Debtors and Heller, Heller factors the Debtors' accounts receivable. Pursuant to the cash management systems established by the relevant loan documents, Heller would release funds from a lockbox to Debtors' accounts on a daily basis depending upon what it believed to be the collectibility of the Debtors' accounts receivable, as defined by the loan documents.

                  Pursuant to the various cash collateral orders that have been entered by the Court, the Debtors have obtained permission to use cash collateral through May 31, 2002, and are subject to the same cash management systems established by the Heller loan documents. Debtors are making adequate protection payments to Heller, the IRS, and the South Carolina Department of Revenue and will continue doing so until the Debtors begin making payments as set forth in the Plan. While the Debtors and Heller previously encountered difficulties in their negotiations regarding the use of cash collateral, with various motions filed with the court, the parties have resolved their differences for the time being and are working well together.

                  Pursuant to the Bankruptcy Code, within sixty (60) days of the date of the petition, Debtors moved to assume certain leases of non-residential real property and to reject others. Pursuant to orders entered January 31, 2002; February 11, 2002 (2 orders on that date); February 12, 2002, and March 2, 2002, the court authorized such assumption or rejection, details of which are provided in Section IV (B)(14) below. Also, the Debtors have moved to assume and/or reject its personal leases, details of which are provided in Section IV(B)(15) below.

                  In addition, Debtors have assumed their long-term disability insurance policy with American United Life Insurance Company. Debtors have rejected their executory contract with EDS Information Services, which provided certain services to each of Debtors' South Carolina facilities which allowed those facilities to transmit, via computer, information, including medical and financial information, to the other facilities. This creditor has asserted substantial rejection damages, which Debtors believe is not warranted under the lease agreement. Debtors have rejected a related executory contract with Bell South which provided the maintenance of those lines of communication.

                  Debtors have entered into an agreement with Companion Technologies Corporation ("CTC"), a company which provides certain computer services to the Debtors pursuant to a lease agreement. Pursuant to the agreement, which is subject to court approval, Debtors are assuming the lease agreement, and CTC has agreed to refinance the Debtor's obligations, including lease arrearages, over a 48 month term at 8% interest. This agreement provides substantial benefit to the Debtors and the estate because the Debtors are not required to cure the lease arrearages in order to assume the lease.

                  Debtors' monthly operating reports are prepared on an accrual basis and are on file with the United States Bankruptcy Court. As of the date of filing the Disclosure Statement, the most recent financial information is found in the March, 2002, operating report. The April operating report is not due until May 20, 2002. The results are summarized as follows:

                    Nov.                      Dec.              Jan.             Feb.              March

Sales               $2,784,309                $2,907,451        $3,003,987       $3,380,624        $3,364,896

Expenses            $2,841,924                $2,987,176        $2,939,791       $3,179,330        $3,283,728

NOI                 ($57,615)                 ($79,725)         $64,196          $201,294          $   81,168


                  Analyzing the reports on a cash basis, for the time period November 2, 2001, through March 31, 2002, the results are as follows:

                             Nov.             Dec.              Jan.             Feb.              March
Cash Collected               $2,568,000       $2,728,000        $3,244,000       $2,969,000        $3,192,000
Cash Expenditures1           $2,604,000       $2,768,000        $2,733,000       $2,924,000        $3,031,000
Net Operating Cash             ($36,000)        ($40,000)         $511,000          $45,000          $161,000

Debtors have created an aggregate net operating cash of approximately $800,000.00, much of which has been used to reduce post-petition accounts payable and eliminate the Debtors' overdraft position on the date of the bankruptcy petition.

           III.   Financial Projections.

                  Attached hereto as Exhibit B are Debtors' projected income and expenses, including payments under the Plan, on a cash basis through fiscal year 2008. These projections have been prepared by the Debtor. The assumptions underlying the projections of income and expenses are as follows:

     A. Cash In - Annual Revenue growth of 4%. This is achieved via rate increases, increased patient volume, and continued growth in certain business segments such as physical therapy.

                  B.       Expenses

     1. Payroll - Salary increases maintained at 4% per annum.
                           2. Facility Rents - Relatively stable because the majority of the leases are for a fixed term, with many having been renegotiated pursuant to court order.
     3. Medical Supplies - 3% annual increase. This assumes Debtors can maintain cost controls through competitive pricing
     4. Employee Health Insurance2 - 10% annual increase in employee health insurance costs
     5. Utilities - 2% annual increase based upon historical information
     6. Other Operating Expenses - 3% annual increase. This category includes repairs and maintenance, computer maintenance, janitorial, circuit charges, bank fees, laboratory services, x-ray over-read fees, office supplies, postage,
travel,  advertising,   professional  liability  insurance,  general  insurance,
property insurance, property taxes, continuing education, licenses, permits, and legal, accounting, recruiting and public company expenses.
                           7. Refunds - 4% annual increase based upon historical information. This category represents monies the Debtors refund to patients for medical bills which were paid by insurance carriers and which were paid by the patients at the time of service.
     8. Chapter 11 payments scheduled to begin September, 2002, assuming the Plan is confirmed in August, 2002.
     9. Cure of arrearages under real property leases began in February, 2002.
     10. Cure of arrearages of personal leases scheduled to begin in May, 2002.

         IV.      Assets and Liabilities of the Debtors.
                  -------------------------------------

     A. Assets - as of March 31, 2002, Debtors have the following assets

     1. UCI Medical Affiliates, Inc. - 100% ownership of subsidiaries UCI SC and UCI GA. Debtors attribute no additional value to this stock, other than the value of the assets of the subsidiaries.
     2. UCI Medical Affiliates of South Carolina, Inc.

     a. Cash: 19,750, as of March 31, 2002. Heller, IRS, SCDOR, and Companion Technologies Corporation ("CTC") assert a lien on the Debtors' cash.

     1. Real Property located at 33 Pecan Terrace Lane, Greenville, South Carolina (Doctor's Care Donaldson). BB&T has a lien on this property in the approximate amount of $215,000. Market Value: $400,000 Forced Liquidation:
$280,000.00
     b. Accounts receivable - $6,000,000. The IRS, SCDOR, Heller, and CTC assert a lien on receivables. The total amount of secured debt is approximately $3,700,000. Forced Liquidation: $4,500,000.
     c. Automobiles:
     1. 1996 GMC Sonoma Pickup Truck - 180,000 miles, valued at $3,000. The IRS and SCDOR assert a lien on this asset. Forced liquidation: $2,000.
     2. 1997 GMC Sierra Pickup Truck - 160,000 miles, valued at $4,500. The IRS and SCDOR assert a lien on this asset. Forced Liquidation: $3,000.
     d. Office equipment, furnishings, and supplies.* - Heller, IRS, SCDOR, and CTC assert a lien on these assets. Market Value: 1,315,000. Forced Liquidation:
$394,500.
     e. Machinery, fixtures, and equipment used in business * Heller, IRS, SCDOR, and CTC assert a lien on these assets. Market Value: $1,972,000. Forced
Liquidation: $591,600.
     f. Medical Supplies (at all locations). Heller, IRS, SCDOR, and CTC assert a lien on these assets. Market Value: $600,000 Forced Liquidation: $150,000

         * Attached hereto as Exhibit C is Schedule B of this debtor's bankruptcy schedules. Any exhibits thereto are on file with the United States Bankruptcy Court.

                           3.       UCI Medical Affiliates of Georgia, Inc.

     a. Office equipment, furnishings, and supplies, * valued at $235,000. Heller and CTC assert a lien on these assets Forced Liquidation: $70,500.00
     b. Machinery and equipment, * valued at $353,000 Heller and CTC assert a lien on these assets. Forced Liquidation: $105,900
     c. Inventory at TN centers - $20,000. Heller and CTC assert a lien on these assets. Forced Liquidation: $10,000

           * Attached hereto as Exhibit D is Schedule B of this debtor's bankruptcy schedules. Any exhibits thereto are on file with the United States Bankruptcy Court.

                           4.       Doctor's Care, P.A ("Doctor's Care SC").

     a. Cash - This is included in the collective amount set forth in subsection A2 above.
     b. 49% interest in joint venture with Rubold Management Company, Inc.- this joint venture was never funded and has no value. Debtors will terminate their interest in the joint venture. Debtors shall execute any documents that may be necessary to terminate the joint venture.
     c. Charts and patient records which have no value.
     d. Controlled substances in a very limited amount, approximately $200.
                           5.       Doctor's Care of Tennessee, P.C.

     a. Cash - This is included in the collective amount set forth in subsection A2 above.
     b. Charts and patient records which have no value.
     c. Controlled substances in a very limited amount, estimated at approximately $200.
     6. Doctor's Care of Georgia, P.C. - No identifiable assets other than charts and patient records which have no value.

                  B. Liabilities: Attached hereto as Exhibit E is a chart detailing the claims in each of the 6 bankruptcies. The chart sets forth all claims that Debtors listed in their respective bankruptcy schedules and any corresponding proof of claim that was filed by the creditors. At times, a creditor which was not scheduled filed a proof of claim. In the far right column of the chart is Debtors' proposed treatment of claims. For any proposed amount which differs from the proof of claim, Debtors will file an objection to claim which will be noticed to all affected creditors who will be able to respond to the objection. Debtors are still in the process of analyzing claims, and Debtors reserve the right to object to any claim in this bankruptcy.

     Several creditors filed a proof of claim in each of the 6 cases, even though such claims represent only 1 debt owed. The Plan contemplates a single payment on such duplicative claims. Debtors believe many creditors may have filed claims in the wrong case. Because Debtors' business operations and finances are operated jointly and were operated jointly prior to the bankruptcy, many claims have been assigned to UCI-SC which holds the majority of the assets and the liabilities. In addition, pursuant to Administrative Service Agreements, UCI-SC is responsible for the debts of Doctor's Care SC and UCI-GA is responsible for the debts of Doctor's Care TN and Doctor's Care GA. A copy of those agreements is available upon request.

     Debtor has not completed an analysis to determine whether any actions are available under 11 U.S.C. ss.ss. 546, 547 or 548. Because the Plan provides payment in full, the debtor does not believe the costs associated with doing such an analysis would be beneficial to the estate.

     Debtors have certain administrative expenses, including the fees and expenses of the Debtors' professionals incurred during the administration of this case and the payments due on a quarterly basis to the United States Trustee. Debtor's professionals include Robinson, Barton, McCarthy & Calloway, P.A., bankruptcy counsel; Ouzts, Ouzts & Varn, accountant for bankruptcy purposes; Scott McElveen, general accountant; and Nexsen Pruet Jacobs & Pollard, corporate counsel for the Debtors.
The following sets forth a summary of the claims held by particular creditors:

     7. The IRS has filed the following proofs of claim:

     a. UCI Medical Affiliates of South Carolina - Total $1,257,647.62 #70
                            1.       Secured - $505,956.72
                            2.       Unsecured Priority - $650,625.85
                            3.       Unsecured - $101,065.05

                                    b.      Doctor's Care SC
                            1.       $2,375,132.26 Total (Claim #8)
                            2.       Secured - $548,761.00
     3. Unsecured Priority - $1,729,377.48. Debtors believe the priority claim should be reduced to $1,228,210, to reflect the amounts actually owed for 2001 FUTA taxes
     4. Unsecured $98,993.78

     c. Doctor's Care of Tennessee, P.C. - $253,652.94 Total (Claim #2)
     1. Unsecured Priority - $210,951.62 -
     2. Unsecured - $42,701.32

     d. Doctor's Care of Georgia, P.C. - $82,215.48 Total (Claim #3)
     1. Unsecured Priority - $61,531.98
     2. Unsecured - $25,683.50

     8. Heller Healthcare Finance, Inc. ("Heller")- This creditor has entered into various loan documents, which include security agreements, with all 6 Debtors. Heller asserts a lien on virtually all of the assets of the Debtors, and has filed a proof of claim in the amount of $2,460,416.21. The amount has been reduced during this case due to the payment of monthly adequate protection payments by the Debtors.

     9. The South Carolina Department of Revenue has filed the following proofs of claim:
     1. UCI-SC - $617,764.43 Total (Claim # 61)
     2. Secured - $43,291.73.
     3. Unsecured Priority - $530,504.32
     4. Unsecured - $43,968.38

     e. Doctor's Care SC - $558,284.04 Total (Claim # 4)
     1. Secured - $26,982.91
     2. Unsecured Priority - $476,077.54
     3. Unsecured - $55,223.59

     10. Companion Technologies Corporation ("CTC")- the Debtors and this creditor are parties to a lease agreement wherein Debtors lease certain computer equipment and software licenses. CTC asserts a lien on Debtors' receivables, machinery and equipment, and other assets of the Debtors. The total amount owing under the lease agreement is $667,119.22. Incident to the lease agreement is a service agreement and an EPS Agreement, pursuant to which CTC provides electronic patient statements to the Debtors.

     11. William O. Kirker - this creditor holds a promissory note which is secured by an assignment by UCI-SC of the Companion HealthCare Corporation lease agreement. This creditor is owed approximately $808,555.

     12. Branch Banking &Trust ("BB&T") - BB&T is a creditor of UCI-SC, holding a mortgage on UCI-SC's real property in Greenville, SC. BB&T has filed a proof of claim in the amount of $217,083.23 (Claim #48)

     13. State of Georgia Department of Revenue3 - this creditor has filed a proof of claim in the total amount of $76,403.02 (Claim # 2) in the bankruptcy of Doctor's Care of Georgia, P.C.

     1. Unsecured Priority - $74,096.08 - Debtor believes the amount of the claim should be $8,675.65. The remainder of this creditor's claim represents an estimate for unfiled returns which have been filed and the corresponding liability paid.
     2. Unsecured - $2,306.94

     14. South Carolina Employment Security Commission - this creditor has filed a proof of claim in the amount of $28,703.17 (Claim #53) in the bankruptcy of UCI-SC.

     15. Richland County Treasurer - this creditor has a claim of $34,754.49 in the UCI-SC bankruptcy.

     16. Dekalb County Tax Commission - this creditor has a claim of $676.26 against UCI-GA.

     17. Carolina First - UCI owes this creditor approximately $267,000, which is secured by 300,000 shares of UCI stock.

     18. General Unsecured Debt - Approximately $3.7 million. Exhibit E details the unsecured debt of each Debtor. This amount does not include any lease arrearages which are being paid separately pursuant to court order.

     19. Pending Litigation

     a. M.A. Rozbitsky Construction vs. UCI Medical Affiliates, Inc., pending in Richland County, South Carolina, with case number 98-CP-40-2457. Both parties are in the process of dismissing the claims/counterclaims asserted in this case.
     b. William McCutchen, Jr., D.O. v. Doctor's Care of Georgia, P.C., and UCI Medical Affiliates of Georgia, Inc., pending in Richland County, South Carolina, with case no 01-CP-40-2958. The plaintiff has filed a proof of claim in the amount of $75,000.00
     c. Izhak Oliver, MD vs. Doctor's Care of Georgia, P.C, pending in Cobb County Georgia, with case number 00-1-05167-22
     d. Edward Sutton, Jr. vs. Jimmy Jones and Doctor's Care, pending in the Fourth Circuit, with case number 6:00-0289-24AK
     e. Deborah Sneed v. Doctor's Care P.A. and Robert Ramone, MD, pending in Richland County, South Carolina with case number 01-CP-40-3654. Debtors' medical malpractice insurer is defending this claim, and the Debtors are not responsible for funding any settlement or judgment amounts.
     f. Frances Adeana Fuller, et. al. vs. Gerald E. Blanchard, MD, pending in Richland County, South Carolina, with case number 00-CP-40-2920. Debtors' medical malpractice insurer is defending this claim, and the Debtors are not responsible for funding any settlement or judgment amounts
     g. Margaret Bass and Fletcher H. Bass, Jr. vs. Doctor's Care, P.A., pending in Richland County, South Carolina Debtors' medical malpractice insurer is defending this claim, and the Debtors are not responsible for funding any settlement or judgment amounts.
     h. Ford Motor Credit Company vs. UCI Medical Affiliates of South Carolina, Inc., pending in Richland County, South Carolina, with case number 00-CP-40-0907.
     i. UCI Medical Affiliates of S.C. Inc., et al. v. Marvin Dees, M.D., et al., C/A No. 99-CP-02-0858. The Debtors filed suit in Aiken County against Dr. and Mrs. Dees in 1999 for breach of contract relating to the operation of the Doctor's Care in New Ellenton, South Carolina. The defendants counterclaimed on promissory notes which total approximately $150,000, which the Debtors claimed as an offset. The suit and counterclaim were dismissed by the court. The defendants, however, moved to reopen the case. A hearing on their motion was scheduled but did not occur as a result of the bankruptcy stay.
     j. Karen Larson v. Doctor's Care, E.E.O.C. charge no. 146A10315 currently pending before the Equal Employment Opportunity Commission.
     k. Kayla Mare Jordan v. UCI Medical Affiliates of South Carolina, pending in the United States District Court, Greenville Division, Case No. 6-02-104-24.

As indicated above, Debtors' insurer pays all costs of litigation, including any settlement or judgment amounts, for claims of medical malpractice and/or negligence. Debtors are not required to pay a deductible. For the lawsuits not involving medical malpractice, Debtors are of the belief that such lawsuits have been resolved. No motion for relief from the automatic stay to pursue the litigation against the Debtors has been filed. In the event Debtors are responsible for any judgment or settlement amounts for any of the above lawsuits, those allowed claims will share pro rata with the distribution to creditors in Class 16.

                           20.      Realty Leases
                                    a.      UCI-SC - the following
                                            non-residential real property leases
                                            have been assumed pursuant to court
                                            order according to the terms set
                                            forth herein-below. Debtors shall
                                            cure the arrearage under each lease
                                            over a twelve (12) month period by
                                            making monthly payments to each
                                            lessor in the amount shown in the
                                            far right column. Debtors have
                                            already begun payments.

                                                         Monthly                    1/12th
           Facility                  Lessor               Rent          Arrears     of arrears
           --------                  ------            ----------       -------     ----------
           Northeast Cola            NE Partnership   $  8,000        $  8,000         $  667
           Lexington                 Carol Cox        $  4,594        $  4,594          $  383
           Forest Acres              Indigo Associates$  6,696        $  6,696         $  558
           Sumter                    Bob Dinkins      $  3,646        $  7,292          $  608
           West Columbia     Frances Burris           $  4,646        $  9,292         $  774
           Beltline          Joy Carpenter            $  4,016         $26,599          $2,217
           Family Medical    William Funderburk       $ 13,695         $  -                      $  -
           Cayce                     Statewide Partners$ 3,333         $  9,999          $  833
                                     (Charles J. Craig)
           Wateree           Wateree Properties       $  4,104         $  4,104         $  342
           Ridgeview                 Will-O-Cola      $  5,270         $  5,270          $  439
           West Ashley               Jeff Smith       $  3,413         $  3,413          $  284
           Mt. Pleasant              Anthony Harrigan  $  5,977        $  5,977         $  498
           Surfside          Jeff Smith                $  4,737        $  4,737         $  395
           Waccamaw          Chris Borst               $  4,000        $       -                 $  -
           North Myrtle Beach        Michael Shanah    $  5,320        $ 21,281         $1,773
           Strand Medical    Strand Properties$15,000  $        -      $  -
           East Blackstock   Jeff Smith                $  2,633        $  2,663         $  222
           Berea                     Frances Burris    $  7,783        $ 31,132          $2,594
           Conway4           James Vaught              $3,808.00        $  -                       $  -
           Greenville                Four C's          $1,934.62        $3,869.24                    $322.44
           Northwoods                Comp. Health Care $5,414.00        $49,075.86        $4,089.66

The non-residential leases of real property listed below have been assumed, subject to the following modifications agreed upon by mutual consent of the parties: 1) the CPI rent increases shall be eliminated until January 2008; 2) the expiration of all named leases shall be changed to December 31, 2020; and
3)the Debtors shall cure the arrearage under each lease over a twenty four (24) month period by making monthly payments to the lessor in the amount shown in the far right column:

                                                                Monthly                    1/24th
           Facility                  Lessor                     Rent     Arrears          of arrears
           --------                  ------                     -------  -------          ----------
           Seven Oaks                Medical Dev Corp           $ 13,270$ 13,270        $  553
           Columbia East             Medical Dev Corp           $ 10,060$ 10,060 $  419
           Aiken                     Medical Dev Corp           $  9,600$  9,600 $  400
           Summerville               Medical Dev Corp           $  7,039$  7,039 $  293
           Beaufort          Medical Dev Corp          $ 10,060 $ 10,060$  419
           Charleston West   Medical Dev Corp          $ 11,940 $ 11,940$  498
           Congaree          Medical Dev Corp          $ 13,875 $ 13,875$  578
           Simpsonville              Medical Dev Corp           $ 10,691$ 10,691 $  445
           Knoxville West    Medical Dev Corp          $ 14,366 $ 14,366$  599

     b. UCI-GA - the following leases of non-residential real property have been rejected

     21. Knoxville North - leased from Clinton Highway Properties ("CHP")- This creditor has asserted substantial rejection damages. Debtors have entered into a settlement agreement with the lessor which is pending before the court. Debtors lease a mobile office building from Kansas State Bank and will pay the bank $15,000.00 in satisfaction of the remaining balance under the lease and will transfer title to such building to CHP. All claims will be released.

     22. Tucker-GA - leased from Wayne Johnson who has filed a proof of claim in the amount of $433,200.00, to which the Debtors will object. Pursuant to 11 U.S.C.ss.502(b), the claim should be reduced to approximately $60,000.00


                             23.     Personal Leases
                                     a.     Leases assumed: The Debtors have
                                            filed a motion with the court
                                            requesting approval of the
                                            assumption of the following lease
                                            agreements entered into with the
                                            Lessors listed below by UCI-SC,
                                            Inc.:

------------------------- ------------------------ ---------------------- ---------------------- ------------------
                                                   Property Description   Arrearage through     Monthly      Cure
                                                   --------------------
Lessor                    Account Number                                  April 30, 2002         Payment
------                    --------------                                  --------------         -------
------------------------- ------------------------ ---------------------- ---------------------- ------------------
------------------------- ------------------------ ---------------------- ---------------------- ------------------
AT&T   Capital   Leasing  575128                   Medical Equip.         $3,113.42              $518.90
Services, Inc.
------------------------- ------------------------ ---------------------- ---------------------- ------------------
------------------------- ------------------------ ---------------------- ---------------------- ------------------
CIT       Communications  Lease No. S508121,       Telephone Equip.       $25,939.56             $4,323.26
Finance      Corporation  Schedule No. 00030
f/k/a/ AT&T Credit Corp.
------------------------- ------------------------ ---------------------- ---------------------- ------------------
------------------------- ------------------------ ---------------------- ---------------------- ------------------
BB&T Leasing              3671L                    Medical Equipment      $3,884.64              $647.44

                          3672L                                           $7,246.24              $1,207.70
------------------------- ------------------------ ---------------------- ---------------------- ------------------
------------------------- ------------------------ ---------------------- ---------------------- ------------------
Carolina First Bank       5043392703               Various       Medical  $0.00                  $0.00
                          5043392704               Equipment              $0.00                  $0.00
                          5043392705                                      $0.00                  $0.00
                          5043392706                                      $0.00                  $0.00
------------------------- ------------------------ ---------------------- ---------------------- ------------------
------------------------- ------------------------ ---------------------- ---------------------- ------------------
First State Bank          1250314943               Medical Equipment      $4,612.68              $768.78
------------------------- ------------------------ ---------------------- ---------------------- ------------------
------------------------- ------------------------ ---------------------- ---------------------- ------------------
Hi-Tec Financial          25562                    Various       Medical  $17,577.00             $2,929.50
                          90-3332376               Equipment              $926.80                $154.46
                          90-333245-9                                     $7,371.00              $1,228.50
------------------------- ------------------------ ---------------------- ---------------------- ------------------
------------------------- ------------------------ ---------------------- ---------------------- ------------------
IKON Capital              213331                   Ricoh Copier Equip.    $1,458.24              $243.04
------------------------- ------------------------ ---------------------- ---------------------- ------------------


For informational purposes, the total arrearage for these leases is $72,129.58. The Debtors will cure the arrearage under each lease over a six (6) month period by making monthly payments to each lessor in the amount shown in the far right column of the above labeled "Monthly Cure Payment". The Monthly Cure Payments will be included with the regular monthly payments to Lessors, beginning May 2002.

                                            b.       Leases rejected: The
                                                     Debtors have filed a motion
                                                     with the court requesting
                                                     approval of the rejection
                                                     of the following lease
                                                     agreements entered into by
                                                     UCI-GA with the Lessors
                                                     listed below:

         ------------------------------- ------------------- ------------------------- ---------------------
                                                                                       Remaining    Balance
                                                             Property                  Due
         Lessor*                         Account #           Description               April 30, 2002
         ------                          ---------           -----------               --------------
         ------------------------------- ------------------- ------------------------- ---------------------
         ------------------------------- ------------------- ------------------------- ---------------------
         BSFS Equipment                  6782508-001         Phone System              $2,766.29
         ------------------------------- ------------------- ------------------------- ---------------------
         ------------------------------- ------------------- ------------------------- ---------------------
         Copelco Capital                 770870              Medical Equipment         $6,754.50
         ------------------------------- ------------------- ------------------------- ---------------------
         ------------------------------- ------------------- ------------------------- ---------------------
         Rockford Industries             23979-009           Medical Equipment         $36,405.27
                                         88738-000                                     $29,160.12
         ------------------------------- ------------------- ------------------------- ---------------------

*The lessee for the lease agreements above is UCI Medical Affiliates of GA, Inc.

         The Debtors propose to reject the lease agreements listed above and surrender all equipment leased under such agreements. Further, the Debtors propose that the surrendered equipment satisfy all claims of the Lessors arising against the Debtors pursuant to the lease agreements or the Debtors' rejection of the such leases.
     c. Strand Medical Center - This creditor has leased the Debtors various medical equipment, which is under lien to a third-party lienholder. Pursuant to the lease agreement, in addition to a base rental rate, the Debtors are required to pay additional rent which is based upon gross revenues. The Debtors and this creditor have agreed, subject to court approval, that the total balance remaining for all rents due under lease agreement is $200,000.00. This amount shall be paid in thirty six (36) equal monthly rental installments of $5,555.56, beginning May 2002. Lessor agrees that monthly notice shall be provided to Debtor confirming payment by Lessor to the third party lienholder on leased equipment. In the event that such notice is not timely provided, Lessor agrees that Debtor shall be allowed to make subsequent rent payments directly to third party lienholder. Other provisions of lease agreement shall remain in effect.

                  24.      Other Executory Contracts
                           a. EDS Information Services, LLC - Debtor has rejected its executory contract with this creditor which has filed a claim for $752,504.57 in rejection damages, which includes $163,000 in pre-petition arrearages. Debtors believe the rejection damages will be significantly less based upon the language of the contract, and Debtors are in the process of negotiating with this creditor.

     b. Employment contract with M.F. McFarland, III, M.D. - UCI-SC has employed McFarland as its CEO and President and Doctor's Care SC has employed McFarland as its President. The Debtors assume these employment contracts, copies of which are available upon request.

                                   ARTICLE III
                            Summary of Proposed Plan
Debtors' cash flow will allow it to pay all claims in full as set forth more fully in Article V below. Shareholders will retain their equity interests in the Debtors, and no changes in present management are currently anticipated.
                                   ARTICLE IV
                              Liquidation Analysis
The total market value of the Debtors' assets is approximately $10.7 million. The total amount of claims against the Debtors is approximately $12,000,000.00 Through the Debtors' Plan, all creditors in the six cases will be paid in full over time. The purpose of the foregoing liquidation analysis is to show that unsecured creditors will receive more through the Debtors' plans of reorganization than they would if the cases were converted to a Chapter 7 bankruptcy. In a Chapter 7, all operations of the Debtors would cease, employees would be terminated, and a Chapter 7 Trustee would commence liquidating the estate and hiring the necessary professionals and other entities to assist in the liquidation. In a forced liquidation scenario, the value of the assets is substantially less than the market value. Readers of this Disclosure Statement should recall that these 6 related Debtors have separate assets and creditors but that some creditors have filed claims in more than one of the cases. Debtors therefore show such creditors in only one case. For example, Laboratory Corporation of America filed a proof of claim in the amount of $140,485.81 in each of the 6 cases, even though the primary obligor is UCI-SC. That amount is not calculated 6 different times in the determination of the total debt owed by the Debtors, but is calculated as part of UCI-SC's unsecured debt. In addition, while UCI-SC is responsible for the debts of Doctor's Care SC, and UCI-GA is responsible for the debts of Doctor's Care TN and Doctor's Care GA, those debts are not double counted in calculating the total debt owed by either UCI-SC or UCI-GA. Based upon the information provided in Article III above, the following is Debtors' liquidation analysis:
         A.       LIQUIDATION ANALYSIS FOR COMBINED CASES:
     Liquidation Value of All Assets of Debtors: Approximately $6.1 million Aggregate Amount of Claims Against the Debtors: Approximately $12.0 million
     B. UCI - This Debtor is the parent company of UCI-SC and UCI-GA. It contains no assets other than its stock ownership of those subsidiaries, the value of which is determined by the value of those entities. While UCI may have creditors because it is party to certain agreements, those obligations are addressed in the liquidation analysis of one of the other Debtors, whichever is applicable, which is also liable for the same debt.

         C.       UCI-SC

---------------------------------------- ------------------------------------------- ------------------------------------
Asset                                    Liquidation Value of Liened Assets          Secured Claims
---------------------------------------- ------------------------------------------- ------------------------------------
---------------------------------------- ------------------------------------------- ------------------------------------
Cash                                     $19,750                                     Heller, IRS, and SCDOR
---------------------------------------- ------------------------------------------- ------------------------------------
---------------------------------------- ------------------------------------------- ------------------------------------
Accounts Receivable                      $4,500,000                                  Heller, IRS, SCDOR, and CTC
---------------------------------------- ------------------------------------------- ------------------------------------
---------------------------------------- ------------------------------------------- ------------------------------------
Real property located in Greenville, SC  $ 280,000                                   BB&T (junior liens  asserted by IRS
                                                                                     and SCDOR)
---------------------------------------- ------------------------------------------- ------------------------------------
---------------------------------------- ------------------------------------------- ------------------------------------
Automobiles                              $ 5,000                                     IRS and SCDOR
---------------------------------------- ------------------------------------------- ------------------------------------
---------------------------------------- ------------------------------------------- ------------------------------------
Office Equipment and Furnishings         $394,500                                    Heller, IRS, SCDOR, and CTC
---------------------------------------- ------------------------------------------- ------------------------------------
---------------------------------------- ------------------------------------------- ------------------------------------
Machinery, fixtures, and equipment       $591,600                                    Heller, IRS, SCDOR, and CTC
---------------------------------------- ------------------------------------------- ------------------------------------
---------------------------------------- ------------------------------------------- ------------------------------------
Medical Supplies                         $150,000                                    Heller, IRS, SCDOR, and CTC
---------------------------------------- ------------------------------------------- ------------------------------------
---------------------------------------- ------------------------------------------- ------------------------------------
TOTAL                                    $5,940,850
---------------------------------------- ------------------------------------------- ------------------------------------

The liquidation value of the above collateral is $5,940,850. The following creditors assert a secured claim on these assets:
                  1.       IRS -                       $505,956.72
                  2.       Heller -                  $2,460,416.21
                  3.       SCDOR -                      $43,291.73
                  4.       CTC -                       $667,119.22
                  5.       BB&T                        $217,047.00
                                                     -----------
                                                    $3, 893,830.88

Based upon the foregoing, and after payment of $1,244,587.83, in priority expenses, approximately $755,000.00, not including the costs of liquidation, would be available for distribution to unsecured creditors, which are owed approximately $2,850,000. As such, the unsecured creditors receive more through the Plan than through a Chapter 7 liquidation.

         D.       UCI-GA

---------------------------------------------- ------------------------------------------------ -------------------------
Asset                                          Liquidation Value of Liened Assets               Secured Claims
---------------------------------------------- ------------------------------------------------ -------------------------
---------------------------------------------- ------------------------------------------------ -------------------------
Office Equipment and Furnishings               $70,500.00                                       Heller and CTC
---------------------------------------------- ------------------------------------------------ -------------------------
---------------------------------------------- ------------------------------------------------ -------------------------
Machinery, fixtures, and equipment             $105,900.00                                      Heller and CTC
---------------------------------------------- ------------------------------------------------ -------------------------
---------------------------------------------- ------------------------------------------------ -------------------------
Medical Supplies                               $10,000.00                                       Heller and CTC
---------------------------------------------- ------------------------------------------------ -------------------------
---------------------------------------------- ------------------------------------------------ -------------------------
TOTAL                                          $186,400.00
---------------------------------------------- ------------------------------------------------ -------------------------

     The liquidation value of the above collateral is $186,400.00 The following creditors assert a secured claim:
                  1.       Heller -                  $2,460,416.21
                  2.       CTC -                     $667,119.22
                                                     -----------
                                                   $3,127,535.43
Assuming that both Heller and CTC are paid in full from the liquidation of UCI-SC's assets, $186,000, not including the costs of liquidation, would be available for distribution to unsecured creditors, which are owed approximately $610,000. As such, the creditors of UCI-GA are receiving more through the Debtors' Plan than would be obtained in a Chapter 7 liquidation.

     E. Doctor's Care SC- This Debtor has no assets of value, but the following liabilities which are also the responsibility of UCI-SC:
                  1.  Secured claims - $575,743.91

                  2.  Priority claims - $1,704,287.54
                  3.  Unsecured claims - $162,435.05

Because there are no assets of value to be liquidated, no creditor of Doctor's Care SC would receive a distribution if this Debtor's case were converted to a Chapter 7.


     F. Doctor's Care TN - This Debtor has no assets of value, but the following liabilities which are also the responsibility of UCI-GA:

                  1.  Priority claims - $210,951.62

                  2.  Unsecured claims - $42,856.00

Because there are no assets to be liquidated, no creditor of Doctor's Care TN would receive a distribution if this Debtor's case were converted to a Chapter 7.


     G. Doctor's Care GA - This Debtor has no assets of value, but the following liabilities which are also a responsibility of UCI-GA:

                  1.  Priority claims - $70,207.63

                  2.  Unsecured claims - $33,786.28


Because there are no assets to be liquidated, no creditor of Doctor's Care TN would receive a distribution if this Debtor's case were converted to a Chapter 7.

                                    ARTICLE V
     Classification of Creditors And Parties in Interest and the Provisions of Treatment of Each Class of Creditor and Party in Interest Dealt With by the Plan

The Debtors have separated their creditors into 20 different classes. For those creditors who have separable claims, such claims have been broken down within the designated class.

CLASS 1  Internal Revenue Service . Secured and unsecured priority, impaired.
         -------------------------  -------     ------------------
         1.1      UCI Medical Affiliates, Inc. -No claim filed.
         1.2 UCI Medical Affiliates of South Carolina, Inc. - The IRS has filed a secured claim against this Debtor in the amount of $505,956.72, and a priority claim in the amount of $650,625.85. The allowed amount of the IRS secured and priority claims will be paid over 72 months, at 8% interest, for a monthly payment of $20,279.16. The first payment will occur on the 20th day of the month, during the month immediately following confirmation of the Plan, and will continue on the 20th day of each month thereafter until the allowed secured and priority claims plus interest are paid in full. Debtor reserves the right to direct how the payments shall be applied. Debtor may pre-pay this creditor without penalty. This creditor shall retain all outstanding liens against the Debtor.
         1.3      UCI Medical Affiliates of Georgia, Inc. - no claim filed
         1.4 Doctor's Care SC. - The IRS has filed a secured claim against this Debtor in the amount of $548,761.00, and a priority claim in the amount of $1,729,377.48. Debtors believe the priority claim should be reduced to $1,228,210.00, to reflect the amounts actually owed for 2001 FUTA taxes. The allowed amount of the IRS secured and priority claims will be paid over 72 months, at 8% interest, for a monthly payment of $31,156.58. The first payment will occur on the 20th day of the month, during the month immediately following confirmation of the Plan, and will continue on the 20th day of each month thereafter until the allowed secured and priority claims plus interest are paid in full. Debtor reserves the right to direct how the payments shall be applied. Debtor may pre-pay this creditor without penalty. This creditor shall retain all outstanding liens against the Debtor.
         1.5 Doctor's Care of Tennessee, P.C. - The IRS has filed an unsecured priority claim against this Debtor in the amount of $210,951.62. The allowed amount of the IRS priority claim will be paid over 72 months, at 8% interest, for a monthly payment of $3,699.19. The first payment will occur on the 20th day of the month, during the month immediately following confirmation of the Plan, and will continue on the 20th day of each month thereafter until the allowed secured and priority claims plus interest are paid in full. Debtor reserves the right to direct how the payments shall be applied. Debtor may pre-pay this creditor without penalty.
         1.6 Doctor's Care of Georgia, P.C. - The IRS has filed an unsecured priority claim against this Debtor in the amount of $61,531.98. The allowed amount of the IRS priority claim will be paid over 72 months, at 8% interest, for a monthly payment of $1,079.38. The first payment will occur on the 20th day of the month, during the month immediately following confirmation of the Plan, and will continue on the 20th day of each month thereafter until the allowed secured and priority claims plus interest are paid in full. Debtor reserves the right to direct how the payments shall be applied. Debtor may pre-pay this creditor without penalty. CLASS 2 Heller Healthcare Finance, Inc. ("Heller"). Secured, impaired. This creditor has entered into various loan documents, which include security agreements, with all six (6) Debtors. Heller asserts a lien on virtually all of the assets of the Debtors, and has filed a proof of claim in the amount of $2,460,416.21. Debtor began making monthly adequate protection payments to Heller in December 2001, and will continue doing so until the Debtor begins making Plan payments. As such, the allowed amount of Heller's claim will be less than the filed proof of claim. The allowed amount of Heller's claim will be amortized over 60 months at a floating interest rate of Prime Rate, as shown in the Wall Street Journal, plus 2%. The first payment will occur on the 28th day of the month following confirmation of the Plan and will continue on the 28th day of each month for 36 months. The total remaining unpaid amount of this creditor's claim shall be paid in full on the third anniversary date of the Effective Date of the confirmed plan. Debtor may pre-pay this creditor without penalty. This creditor shall retain all outstanding liens against the Debtor.
     CLASS 3 South  Carolina  Department  of  Revenue  ("SCDOR").5  Secured  and
unsecured  priority,  impaired.   ----------------------------------------------
------- ------------------
         3.1      UCI Medical Affiliates, Inc. - no claim filed

         3.2 UCI Medical Affiliates of South Carolina, Inc. - SCDOR has filed a secured claim in the amount of $43,291.73 and an unsecured priority claim in the amount of $530,504.32 against this Debtor. The allowed amount of this creditor's secured and priority claims will be paid over 72 months, at 8% interest, for a monthly payment of $10,061.03. The first payment will occur on the 28th day of the month, during the month immediately following confirmation of the Plan, and will continue on the 28th day of each month thereafter until the allowed secured and priority claims plus interest are paid in full. Debtor reserves the right to direct how the payments shall be applied. Debtor may pre-pay this creditor without penalty. This creditor shall retain all outstanding liens against the Debtor.
         3.3      UCI Medical Affiliates of Georgia, Inc.- no claim filed
         3.4 Doctor's Care SC - SCDOR has filed a secured claim in the amount of $26,982.91 and an unsecured priority claim in the amount of $476,077.54 against this Debtor. The allowed amount of this creditor's secured and priority claims will be paid over 72 months, at 8% interest, for a monthly payment of $8,820.80. The first payment will occur on the 28th day of the month, during the month immediately following confirmation of the Plan, and will continue on the 28th day of each month thereafter until the allowed secured and priority claims plus interest are paid in full. Debtor reserves the right to direct how the payments shall be applied. Debtor may pre-pay this creditor without penalty. This creditor shall retain all outstanding liens against the Debtor.
         3.5      Doctor's Care of Tennessee, P.C. - no claim filed
         3.6      Doctor's Care of Georgia, P.C. - no claim filed

CLASS 4 Companion Technologies Corporation ("Companion Technologies"). Secured, impaired. This creditor is an affiliate or subsidiary of Blue Cross/Blue Shield which owns a plurality of the UCI stock. The Debtors and this creditor are parties to a lease agreement ("Agreement") wherein Debtors lease certain computer equipment and software licenses. Incident to that lease is a service agreement, and by separate agreement ("EPS Agreement"), CTC provides electronic patient statements to the Debtors. CTC asserts a lien on Debtors' receivables, machinery and equipment, and other assets of the Debtors. Pursuant to a notice of settlement pending before the Court, Debtors will assume the Agreement. The total amount owing under the Agreement, $667,119.22, will be repaid over a 48 month period at 8% interest, for a monthly payment of $16,286.33. Upon court approval of the notice of settlement, Debtors will make the April 20, 2002, payment, which is currently held by Debtors' counsel in escrow, and any other payment due under the Agreement, and will continue making payments on the 20th of each month thereafter until the total amount owed plus interest is paid in full. At the end of the 48 month term, Debtors will own the equipment with no additional payment required. Debtors assume the service agreement, which is incident to the Agreement, and the EPS Agreement, and will continue paying regular monthly payments owed under those agreements.
CLASS 5 William O. Kirker. Secured, impaired - This creditor has a claim against UCI-SC in the approximate amount of $808,555.00, which is secured by an assignment of the Companion HealthCare Corporation lease agreement. The allowed amount of this claim shall be repaid over 78 months, at the fixed interest rate of 8%, for a monthly payment of $13,328.03. The first payment will occur on or before the 21st day of the month, during the month immediately following confirmation of the Plan, and will continue on the 21st day of each month thereafter until the allowed secured claim plus interest is paid in full. Debtor may pre-pay this creditor without penalty. This creditor shall retain all existing liens.
CLASS 6 Branch Banking & Trust ("BB&T"). Secured, unimpaired. BB&T is a creditor of UCI-SC, and has filed a proof of claim in the amount of $217,047.00, which is secured by a mortgage on UCI-SC's real property in Greenville, South Carolina. Debtors do not propose to modify the existing loan documents and shall continue making the regular monthly payment of $3,100.00. This creditor shall retain all existing liens. CLASS 7 Carolina First Bank. Secured, unimpaired. - UCI owes this creditor approximately $267,000.00 which is secured by 300,000 shares of UCI stock. Debtors do not propose to modify the existing loan documents and shall continue making the regular monthly payment of approximately $8,500.00. This creditor shall retain all existing liens.
CLASS 8 Georgia Department of Revenue. Unsecured priority, impaired. This creditor has filed a unsecured priority claim in the amount of $74,096.08 in the Doctor's Care GA case. Debtors believe this amount should be reduced to $8,675.65 to reflect the Debtor's payment of 2001 withholding taxes. The allowed amount of the this claim will be paid over 12 months, at 8% interest, for a monthly payment of $758.54. In the event the allowed claim is greater than $8,675.65, the amount of the plan payment will not be increased, but the term of repayment will be increased, not to exceed 72 months total. The first payment will occur on the 28th day of the month, during the month immediately following confirmation of the Plan, and will continue on the 28th day of each month thereafter until the allowed priority claim plus interest is paid in full. Debtor may pre-pay this creditor without penalty.
CLASS 9 Richland County Treasurer. Priority, impaired. This creditor has a claim in the amount of $34,754.49 in the UCI-SC bankruptcy. The allowed amount of the this claim will be paid over 12 months, at 8% interest, for a monthly payment of $3,027.09. The first payment will occur on the 28th day of the month, during the month immediately following confirmation of the Plan, and will continue on the 28th day of each month thereafter until the allowed priority claim plus interest is paid in full. Debtor may pre-pay this creditor without penalty. CLASS 10 South Carolina Employment Security Commission. Priority, impaired. This creditor has filed a proof of claim in the amount of $28,703.17 in the UCI-SC bankruptcy. The allowed amount of the this claim will be paid over 12 months, at 8% interest, for a monthly payment of $2,500.00. The first payment will occur on the 28th day of the month, during the month immediately following confirmation of the Plan, and will continue on the 28th day of each month thereafter until the allowed priority claim plus interest is paid in full. Debtor may pre-pay this creditor without penalty.
CLASS 11 DeKalb County Tax Commission. Priority, impaired. This creditor has filed a proof of claim in the amount of $676.26 in the UCI-GA bankruptcy. The allowed amount of the this claim will be paid in full within 30 days after the Plan has been confirmed CLASS 12 Assumed Leases of Non-Residential Real Property Secured impaired. This class includes the following creditors: NE Partnership; Carol Cox; Indigo Associates; Bob Dinkins; Frances Burris; Joy Carpenter; William Funderburk; Statewide Partners (Charles J. Craig); Wateree Properties; Will-O-Cola; Jeff Smith; Anthony Harrigan; Chris Borst; Michael Shanah; Strand Properties; James Vaught; Four C's; Medical Development Corporation; and Companion HealthCare. Pursuant to court order, Debtors have assumed the leases with these creditors and shall continue making the lease payments and cure payments as set forth in previous orders of the court.
CLASS 13 Assumed Leases of Personal. Secured, impaired. This class consists of the following creditors: AT&T Capital Leasing Services, Inc.; AT&T Credit Corp.; BB&T Leasing; Carolina First Bank; First State Bank; Hi-Tec Financial; and IKON Capital. As will be set forth in separate court order, Debtors will assume the leases with these creditors and shall continue making the lease payments and cure payments as set forth in previous orders of the court.
     CLASS 14 Lease Rejection Claims. Unsecured, impaired. This class consists of all creditors ---------------------- --------- --------
who assert a claim against the Debtors for termination damages as the result of the Debtors' rejection of any lease or executory contract. The allowed claims of the members of this class will participate with unsecured creditors in Class 16 and will receive their pro rata share of the distribution to Class 16. CLASS 15 Unsecured Creditors With Claims Less Than $1,000.00. Unsecured, impaired. This class consists of approximately 80 creditors who hold claims against the Debtors in an amount less than $1,000.00. The aggregate amount owed to this class is approximately $25,000.00. The allowed amount of the claims of this class will be paid over 6 months, at 0% interest, for a monthly payment of $4,166.67 to be distributed on a pro rata basis. The first payment will be made on February 21, 2002, and on the 21st of each month thereafter until the allowed amount owed to these class members is paid in full.
     CLASS 16 Unsecured Creditors With Claims Greater Than $1,000.00. Unsecured,
impaired.    -------------------------------------------------------   ---------
--------
The aggregate amount owed to this class of creditors is approximately $3,700,000.00. The allowed amount of the claims of this class will be paid over 72 months, at 0% interest, for a monthly payment of $51,388.89 to be distributed to the creditors of this class on a pro rata basis. In the event the aggregate amount owed to this class is greater than $3,700,000.00, the proposed monthly payment will remain the same, but the term of repayment will increase. The first payment will be made on February 21, 2002, and on the 21st of each month thereafter until the allowed amount owed to these class members is paid in full. CLASS 17 Pending Litigation Unsecured, impaired. This class is comprised of any claims against the Debtors as a result of resolution of any pending litigation. Members of this class will share pro rata with the distribution to Class 16 creditors.
CLASS 18 FPA Medical Management, Inc. - Unsecured, impaired. The debt owed to this creditor is $1.5 million which is secured by a convertible subordinated debenture. This creditor previously filed a Chapter 7 bankruptcy and is no longer in existence. Debtor proposes to pay this creditor $0.00.
CLASS 19 Equity Interests. This class consists of all entities or individuals that have an ownership interest in any of the 6 Debtors. Members of this class shall retain their ownership interests. No new stock will be issued pursuant to the Plan. This class is unimpaired.
CLASS 20 Debtor's Professionals and the United States Trustee. Unsecured, administrative, unimpaired. This class consists of the fees and expenses of the Debtors' professionals incurred during the administration of this case, and includes payments due on a quarterly basis to the United States Trustee. Debtor's professionals include Robinson, Barton, McCarthy & Calloway, P.A., bankruptcy counsel; Ouzts, Ouzts & Varn, accountant for bankruptcy purposes; Scott McElveen, general accountants; and Nexsen Pruet Jacobs & Pollard, corporate counsel for the Debtors. Until the Plan has been confirmed, these fees will be paid only after fee application and approval by the Bankruptcy Court. United States Trustee fees will be paid on a regular basis until the case is closed.
                                   ARTICLE VI
                 Feasibility of Proposed Plan of Reorganization


It is provided in 11 U.S.C. ss.1129(a)(11) that in order for a Plan of Reorganization to be confirmed (approved), it must be demonstrated that the Plan is not likely to be followed by a liquidation or the need for further reorganization of the Debtors, or a successor of the Debtors, unless the liquidation or reorganization is proposed in the Plan. The Debtors' Plan satisfies this requirement as its describes an operation which is improving and operating profitably, to enable the repayment of its creditors. As shown in Exhibit B the cash flow of the Debtors is sufficient to enable the Debtors to make the payments required by the Plan.

                                   ARTICLE VII
                                   Conclusion
Readers of this Disclosure Statement are directed to the Plan for specific treatment of their particular rights or claims against the Debtors. The Debtors is of the opinion that the provisions of the Plan satisfy the claims against the Debtors in a manner providing each the maximum value to fairly and equitably satisfy these claims. Furthermore, the unsecured creditors get paid in full through the Plan, but would receive nothing through a liquidation.


RESPECTFULLY SUBMITTED on this the 3 day of May 2002, at Columbia, South
Carolina.
                                            ROBINSON, BARTON, MCCARTHY
                                              & CALLOWAY, P. A.

                                    BY:    /s/ G. William McCarthy, Jr.
                                         ------------------------------
                                          G. William McCarthy, Jr., I.D. #1221
                                            Nancy E. Johnson, I.D. #6909
                                            Attorneys for the Debtors
                                            P. O. Box 12287
                                            Columbia, SC  29211
                                            (803) 256-6400

--------
1 Included within this amount are adequate protection payments to Heller, the IRS, and the SCDOR, and also regular payments to secured creditors BB&, Carolina First, and Facility Rent arrearage payments. 2 Debtors are self insured.
3 The Debtors would note that the State of Tennessee does not have an income tax, only sales tax. Debtors owe no sales taxes to the State of Tennessee. 4 Monthly rental payments are subject to escalations and increases as provided for by the lease. 5 As set forth in their projections attached as Exhibit B, Debtors' proposed payments to this creditor are in excess of the total amount of the Proofs of Claim filed. Debtors believe their tax debt may be in excess of the amount claimed and that the Proofs of Claim do not reflect this higher amount because such taxes have not been assessed. Debtors reserve the right to challenge any additional proofs of claim by this creditor.